Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-169643 on Form S-8 of our report dated March 15, 2011, relating to the statement of revenues and certain expenses of Columbia Medical Office Portfolio, appearing in this Current Report on
Form 8-K/A of Healthcare Trust of America, Inc.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
March 15, 2011